Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This executive employment agreement (the “Agreement”) will become effective as of the date (the “Effective Date”) on which the U.S. Securities and Exchange Commission declares the registration statement in connection with the initial public offering of the Company (as defined below) effective, by and between Toppoint Holdings Inc., a Nevada corporation with an office at 1250 Kenas Road, North Wales, PA 19454 (“TOPP” or the “Company”), and Hok C Chan, an individual (“Executive”). TOPP and Executive are referred to herein from time to time on a collective basis as the “Parties” and each on individual basis as a “Party.”

Recitals

TOPP wishes to secure the services of Executive as the Chief Executive Officer of TOPP (with such other duties and/or offices in TOPP or its affiliates as may be assigned by TOPP’s Board of Directors (the “Board”) and as agreed to by Executive) upon the terms and conditions hereinafter set forth, and Executive wishes to render such services to TOPP upon the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Employment by TOPP. TOPP agrees to employ Executive during the Term (defined below) in the position of Chief Executive Officer in which Executive will have such duties and responsibilities to TOPP as are customary for such a position in companies comparable to TOPP and as are reasonably assigned, delegated and determined from time to time by the Board and as agreed to by Executive, and Executive accepts such employment and agrees to perform such duties and responsibilities. Executive shall devote his full business time and attention exclusively to TOPP and shall use his/her best efforts to faithfully carry out Executive’s duties and responsibilities hereunder, provided, however, that during the Term (as defined herein), Executive may serve on charitable and civic boards, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, and so long as such charitable or civ board position(s) do not limit or interfere with Executive’s duties to TOPP hereunder or breach any agreement between Executive and TOPP.

2. Term of Employment. The term of this Agreement (the “Term”) shall begin on the Effective Date and end at 11:59 p.m. United States Pacific Time on the third anniversary of the Effective Date, unless terminated earlier as provided in Section 4, in which case the Term shall be from the Effective Date to the earlier termination date.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay to the Executive a base salary for all services to be rendered by the Executive under this Employment Agreement at the rate of $350,000 per year (the “Base Salary”), which Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. The Company shall have no obligation to pay the Executive’s Base Salary following the date of the expiration or termination of this Agreement, whichever is earlier.

(b) Expenses. TOPP shall pay or reimburse Executive for all reasonable and necessary expenses actually incurred or paid by Executive during the Term in the performance of Executive’s duties under this Agreement, upon submission and approval of expense statements, vouchers, or other supporting information in accordance with the then customary practices of TOPP.

(c) Vacation and Sick Leave; Holidays. Executive shall be entitled to: (i) all public holidays observed by the United States federal government and (ii) unlimited paid time off for vacation, illness, personal, or religious reasons in each year during the Term, subject to TOPP’s leave policies (which TOPP may amend from time to time in its sole discretion), Executive fulfilling his job duties and responsibilities, and such paid time off not impacting TOPP negatively. The time or times during which paid time off under (ii) may be taken shall be by mutual agreement of TOPP and Executive, and, whenever reasonably possible, TOPP agrees to accommodate and grant Executive’s request for such paid time off. Because Executive does not accrue paid time off for vacation, illness, etc., Executive is not entitled to compensation for any paid time off upon the end of his employment with TOPP.

(d) Benefits. Whether and to what extent Executive is entitled to receive benefits, if any, from the Company is set forth on Schedule 1 hereto.

(e) Bonus(es). Whether and to what extent Executive is entitled to receive bonuses, if any, from the Company is set forth on Schedule 2 hereto.

(f) Severance. Whether and to what extent Executive is entitled to receive a severance payment, if any, from the Company upon the Executive’s termination of employment with the Company, whether by the Executive or the Company, is set forth on Schedule 3 hereto.

(g) Equity Grants. Whether and to what extent Executive is entitled to receive equity grants (e.g., stock or stock options), if any, from the Company is set forth on Schedule 4 hereto.

(h) Withholding of Taxes. TOPP may withhold from any Base Salary, benefits, severance, and equity grants payable or deliverable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4. Termination.

(a) Termination by TOPP.

(i) Termination upon Disability of Executive. If during the Term, Executive becomes physically or mentally disabled, whether totally or partially, so that Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both TOPP and Executive that, by reason of such physical or mental disability, Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, TOPP may, by written notice to Executive, terminate this Agreement, in which event the Term shall terminate 10 days after the date upon which TOPP shall have given notice to Executive of its intention to terminate this Agreement because of the disability. Except as set forth in Section 5 hereof, Executive shall have no right to any compensation or benefit hereunder on and after the date of such termination.

(ii) Termination for Cause. TOPP may at any time by written notice to Executive terminate this Agreement immediately and, except as provided in Section 5 hereof, Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Agreement “Cause” shall mean:

(A) any willful breach by Executive of any material term of this Agreement, if Executive fails to reasonably cure such breach within 30 days after the receipt of written notice from the Board of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a failure or willful breach and of the intent of TOPP to terminate Executive’s employment upon the failure of Executive to reasonably cure such failure or breach; or

(B) Executive has committed an intentional felonious act of fraud, misappropriation, embezzlement, or theft or an intentional breach of fiduciary duty involving personal profit; or

(C) Executive is indicted for any criminal offense constituting a felony or a crime involving moral turpitude (except that Executive shall continue to be entitled to all compensation until a conviction of such offense); or

(D) Executive intentionally breaches any of the provisions of Employee Confidential Information And Inventions Assignment Agreement he has entered into with the Company.

For purposes of this Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to having been done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the interest of TOPP.

(iii) Termination without Cause. TOPP may terminate this Agreement at any time, without cause, upon sixty (60) days’ written notice by TOPP to Executive and, except as provided in Section 5 hereof, Executive shall have no right to receive any compensation or benefit hereunder after such termination.

(b) Termination by Executive.

(i) Termination upon Death of Executive. If Executive dies during the Term, this Agreement shall terminate as of the date of his death and except as set forth in Section 5 hereof Executive’s estate shall have no right to any compensation or benefit hereunder on and after the date of death.

(ii) Termination for Good Reason. In the event that an event of “Good Reason” occurs, Executive may terminate this Agreement at any time by written notice to TOPP and, except as provided in Section 5 hereof, Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice. For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of Executive, of any of the following events: (A) Executive’s duties and responsibilities are substantially reduced or diminished; (B) Executive’s Base Salary is materially reduced from the level prior to such reduction, except for an across-the-board reduction in base salary for all executive officers, or (C) TOPP materially breaches its obligations under this Agreement. In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason,” Executive must (x) inform TOPP of the existence of the event within ninety (90) days of the initial existence of the event, after which date TOPP shall have no less than thirty (30) days to cure the event which otherwise would constitute “Good Reason” hereunder and (y) Executive must terminate employment with TOPP for such “Good Reason” no later than six months after the initial existence of the event which prompted Executive’s termination.

(iii) Termination Other than for Death or Good Reason. Executive may terminate this Agreement at any time, without Good Reason, upon sixty (60) days’ written notice by Executive to TOPP and, except as provided in Section 5 hereof, Executive shall have no right to receive any compensation or benefit hereunder after such termination.

5. Payments Upon Termination. If during the Term, this Agreement is terminated pursuant to Section 4, all compensation (including, without limitation, Base Salary) payable to Executive under Section 3 hereof shall cease as of the date of termination specified in the notice of termination from the Company or the Executive, as the case may be, or, if the termination is due to the Executive’s death, on the date of the Executive’s death, and the Company shall pay to the Executive (or if the Executive has died, to his/her estate) all previously earned, accrued, and unpaid Base Salary and benefits from the Company’s employee benefit plans in which Executive participated and is entitled to receive under the terms of those plans (including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs).

6. Certain Restrictive Covenants.

(a) Non-Solicitation of Customers, Vendors, etc. During your employment with the Company and for the Restrictive Covenant Period, you agree not to, directly or indirectly, on your behalf or on behalf of themselves or any other person: (i) solicit the business of any customer, client or distributor, including any insurance carriers, of the Company or any of its affiliates or subsidiaries, including any partnerships or joint ventures of the Company, for a Competing Business or induce or attempt to induce any such customer or client to withdraw, decrease or cancel its business with the Company or any of its affiliates or subsidiaries; or (ii) attempt to do any of the foregoing, or assist, entice, induce or encourage any other person to do or attempt to do any activity which, were it done by you, would violate any provision of this Section 6(a).

(b) Non-Solicitation of Employees. During your employment with the Company and for the Restrictive Covenant Period after your termination of employment, you agree that you will not hire as an employee, retain as an independent contractor, call upon, solicit or communicate with any individual who at the applicable time is or, during the 12-month period preceding your termination of employment, was either an employee or an independent sales representative of the Company or any of its affiliates or subsidiaries, including any partnerships or joint ventures of the Company, for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such person away from the Company or any of its affiliates, other than a general solicitation not specifically targeting employees of the Company or its affiliates or subsidiaries.

(c) Media Nondisclosure.

(i) During and after the Term, you shall not directly or indirectly disclose to the Media (as defined below) any information relating to any aspect of your employment, resignation, or termination from employment with the Company and/or any affiliate, any non-public information related to the business of the Company and/or any affiliate (or any of their respective members, shareholders, partners, officers, directors, managers, employees, representatives or agents), and/or any aspect of any controversy or claims between the Parties of or relating to the subject matter of this Agreement, your employment with, termination or resignation from, the Company and its affiliates and/or the Parties’ relationship. For purposes hereof, “Media” means any station, publication, show, website, web log (blog), bulletin board, social networking site, chat room, program and/or new organization, whether published through the means of print, radio, television, email, text message, the internet or otherwise and any member, representative, agent and/or employee of the same.

(ii) During and after the Term, the Board shall not directly or indirectly disclose to the Media any information relating to any aspect of your employment, resignation, or termination from employment with the Company and/or any affiliate, and/or any aspect of any controversy or claims between the Parties of or relating to the subject matter of this Agreement, your employment with, termination or resignation from, the Company and its affiliates and/or the Parties’ relationship.

(d) Non-Disparagement.

(i) During and after the Term, you shall not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its affiliates, which would constitute libel, slander or disparagement of the Company or any of its affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or any of its affiliates; provided, however, that the terms of this Section 6(d)(i) shall not apply to communications between the Company and you and, as applicable, its or your attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. You further agree that you will not in any way solicit any such statements, comments or communications from others.

(ii) During and after the Term, the Board shall not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its affiliates, which would constitute libel, slander or disparagement of you, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to you; provided, however, that the terms of this Section 6(d)(ii) shall not apply to communications between the Company and you and, as applicable, its or your attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Board further agrees that it will not in any way solicit any such statements, comments or communications from others.

(iii) For avoidance of doubt, the Company shall not take any action to impede the Executive from communicating directly with the U.S. Securities and Exchange Commission (the “SEC”) staff about a possible securities law violation.

(e) For purposes of this Section 6:

(i) “Competing Business” means any person in North America in the business of providing trucking services. Businesses that engage in a Competing Business include, without limitation, the Executive operating his own business in any capacity.

(ii) “Restrictive Covenant Period” means a period equal to six (6) months after your termination of employment with the Company for whatever reason (including, without limitation, by the Company without Cause or by you due to Good Reason). For avoidance of doubt, the Restricted Covenant Period shall apply regardless of the reason your employment terminates.

7. Conditions to Agreement Becoming Effective. In addition to any other conditions to this Agreement becoming effective set forth in this Agreement, this Agreement shall not become effective until the Executive provides requisite verification of the Executive’s right to work in the United States, as demonstrated by his/her completion of an I-9 form upon hire and submission of acceptable documentation (as noted on the I-9 form).

8. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, emailed, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, emailed, telecopied, telegraphed or telexed, or mailed.

(b) Entire Agreement. This Agreement, and the Employee Confidential Information and Inventions Assignment Agreement by and between TOPP and Executive dated August 16, 2022 attached hereto as Attachment A, contain the entire agreement between the Parties with respect to the subject matter of those two agreements and supersedes all prior contracts and other agreements, written or oral, with respect to those two agreements.

(c) Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

(d) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to the choice of law principles thereof.

(e) Dispute Resolution.

(i) Unless otherwise provided in this Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Agreement, or breach thereof (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes the county in which Company’s principal place of business is located. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

(ii) As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, each Party (or a representative of each Party with authority to settle the Dispute for each Party) shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section 7(e)(ii) may a Party commence litigation for the Dispute.

(f) Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and any successors and assigns permitted or required by Section 8(g) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or such successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(g) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. TOPP may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

(i) Severability. If a court or other tribunal of competent jurisdiction or any foreign, federal, state, county, or local government or other governmental, regulatory, or administrative agency or authority holds that any term or provision of this Agreement is invalid, illegal, or unenforceable, such term or provision shall be considered severed from this Agreement and not affect the validity, legality, or enforceability of the remaining terms or provisions of this Agreement. Upon a holding that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify, or the court, tribunal, or regulatory or administrative agency or authority may modify, this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j) Drafting. Should any provision of this Agreement require interpretation or construction, it is agreed by Executive and TOPP that the person interpreting or construing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(k) Headings. The headings and subheadings in this Agreement (e.g., “Drafting” in the above paragraph) are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[The remainder of this page is purposefully blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of July 23, 2024.

COMPANY:

Toppoint Holdings Inc.

By:	/s/ John Feliciano III
	Name:	John Feliciano III
	Title:	Chief Financial Officer
	Address:	1250 Kenas Road, North Wales, PA 19454
	Email:	***
	Date signed:	July 23, 2024

EXECUTIVE:

Hok C Chan

/s/ Hok C Chan
Signature

Address:	1250 Kenas Road, North Wales, PA 19454
Email:	***
Date signed:	July 23, 2024

[Signature Page to the Executive Employment Agreement]

Schedule 1

(Benefits)

During the Term, Executive shall be entitled to such medical, life, disability, and other benefits as are generally afforded to other executives of TOPP and to participate in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to Company executives from time to time, subject to Executive satisfying waiting periods, eligibility, and other terms and conditions, if any, that may be applicable to each such benefit or plan.

Schedule 2

(Bonuses)

During the Term, Executive shall be entitled to an annual incentive bonus to the extent the Company achieves or exceeds the annual net profit objective of the Company set forth below. The percentage of Base Salary which the Executive shall be entitled to receive as a bonus in this Schedule 2 next to the corresponding percentage of budgeted net profit of the Company which must be achieved in order to earn such bonus level.  Any such bonus shall be payable within 30 days following the filing of the Company’s annual report on Form 10-K with the SEC for the applicable year. The net profit of the Company for any period shall be determined in accordance with the U.S. generally accepted accounting principles, or U.S. GAAP.

So long as the Company has achieved its budgeted net profit level for the period commencing with the end of the Company’s immediately previous fiscal year through the termination date, an amount equal to the product of the bonus paid to the Executive in respect of the immediately preceding fiscal year, times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the termination date, by (y) 12.

Bonus Criteria

Net Profit	% of Net Profit Objective	Bonus as a % of Base Salary	Bonus ($)
$1,150,000.00	125%	140%	$490,000
$1,100,000.00	120%	120%	$420,000
$1,050,000.00	115%	100%	$350,000
$1,000,000.00	110%	80%	$280,000
$950,000.00	105%	60%	$210,000
$900,000.00	100%	40%	$140,000
$850,000.00	95%	20%	$70,000
$800,000.00	90%	10%	$35,000
	<90%	0	0

Schedule 3

(Severance)

If Executive is terminated without Cause or resigns for Good Reason as provided under Section 4 of the Agreement, any and all outstanding unvested equity granted to Executive during the Term shall vest immediately, and all lockups and restrictions on sales of such equity, or exercise of stock options shall be lifted immediately. Other than the foregoing, Executive is not entitled to any other severance payment or benefits.

Schedule 4

(Equity Grants)

During the Term, the Executive may be eligible to be considered from time to time for an award under the Company’s Equity Incentive Plan (the “Plan”), in the Company’s sole discretion. The eligibility criteria for an award under the Plan and whether the Executive is provided with an award under the Plan are in the Company’s sole discretion.

ATTACHMENT A

(Employee Confidential Information and Inventions Assignment Agreement)

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Toppoint Holdings Inc., a Nevada corporation (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1. Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer or President at the direction of the Board of Directors of Company. I will obtain the Chief Executive Officer or President’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. Inventions.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A or if I have not completed Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except as expressly authorized by the Company or in strict compliance with the Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. Additional Activities. I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity. Furthermore, I agree that during the term and thereafter, I shall not disparage the Company, any officer or director of the Company or any affiliate or agent of the Company.

5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7. General Provisions.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Nevada, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

COMPANY:

TOPPOINT HOLDINGS INC.

By:	/s/ John Feliciano III
Name:	John Feliciano III
Title:	Secretary

Address:	1907 Black Hawk Cir
Audubon, PA 19403

EMPLOYEE:

I have read, understand, and accept this agreement and have been given the opportunity to review it with independent legal counsel.

/s/ Hok C Chan
(Signature)

Hok C Chan
Name (Please Print)

August 16, 2022
Date

Address:	1250 Kenas Rd
North Wales, PA 19454

Exhibit A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement):

☒ None

☐ See immediately below: